PRESS RELEASE

Contact Information:
TXO Partners Brent W. Clum
Co-CEO and CFO
817.334.7800
ir@txopartners.com

Release Date:
May 13, 2025

TXO PARTNERS, L.P., ANNOUNCES ENTRY INTO DEFINITIVE
AGREEMENT FOR ADDITIONAL ELM COULEE PROPERTIES

Fort Worth, TX, May 2025—TXO Partners, L.P. (NYSE: TXO) (“TXO”)
announced today that it has entered into a purchase agreement with White Rock Energy, LLC (“ White Rock”), a portfolio company of Quantum Capital Group, to purchase producing assets in the Elm Coulee field in the Williston Basin of Montana and North Dakota. The total cash consideration by TXO will be approximately $350 million, subject to customary purchase price adjustments. Of this purchase price, $70 million will be deferred and payable one year after the initial closing.

The agreement was signed in partnership with North Hudson Resource Partners LP (“North Hudson”), whose affiliates will acquire a 30% non-operated interest in the White Rock assets. Together with the interests to be acquired by North Hudson, the total consideration for the acquisition of White Rock’s Elm Coulee properties is $475 million based on a May 1, 2025, effective date.

“This transaction is the perfect complement to our initial acquisition in the prolific Elm Coulee field of Montana last year,” commented Brent Clum, Co-Chief Executive Officer. “Importantly, the strong well economics and our development plan, even with the lower oil prices, provide a pathway for healthy economic returns. We remain focused on the long-term value creation and distribution strategy for our owners with a disciplined allocation of our capital. These Williston Basin properties deliver growth, compelling margins and long-term visibility.”

“With this acquisition, TXO will become a leading oil producer in the Elm Coulee field, and for all the right reasons,” stated Gary D. Simpson, Co-Chief Executive Officer. “The Elm Coulee field’s rich resource base of an estimated 4 billion barrels of oil in place presents a significant target. The producing wells reflect top-notch margins across the oil industry.

The horizontal drilling and completion techniques continue to enhance overall reservoir recovery. With more than 190,000 combined productive acres, we will be focused and diligent in delivering long-term production with a low-decline profile. Overall, this is great rock for a great future with TXO.”

This transaction is expected to close in the third quarter of 2025, subject to satisfaction of customary closing conditions. If consummated, the transaction is expected to add approximately 6,800 daily barrels of oil equivalent production (~93% liquids) to TXO and Proved Developed reserves of approximately 25,000 Mboe, as of April 30, 2025, as determined by Cawley, Gillespie & Associates, using SEC pricing.

TXO’s counsel in connection with the acquisition and partnership with North Hudson is Kelly Hart & Hallman, LLP and Latham & Watkins LLP, respectively. North Hudson’s counsel on this transaction is Gibson, Dunn & Crutcher LLP.

Jefferies LLC served as financial advisor to White Rock and Vinson & Elkins LLP served as legal counsel to White Rock.

About TXO Partners, L.P.

TXO Partners, L.P. is a master limited partnership focused on the acquisition, development, optimization and exploitation of conventional oil, natural gas, and natural gas liquid reserves in North America. TXO’s current acreage positions are concentrated in the Permian Basin of West Texas and New Mexico, the San Juan Basin of New Mexico and Colorado and the Williston Basin of Montana and North Dakota.

About North Hudson
North Hudson Resource Partners LP is a Houston-based energy investment firm focused on opportunistic upstream and midstream energy investments in North America. With over $1.4 billion of assets under management as of May 2025, North Hudson's private equity platforms own both non-operated and operated oil and gas assets. Its current portfolio includes interests in the Permian Basin, DJ Basin, San Juan Basin, Williston Basin, Haynesville Shale, Utica Shale, and Canada.

About White Rock

Founded in 2012, White Rock is an upstream energy operator who has acquired over $750 million in U.S. oil and gas assets with over a billion total capital deployed. White Rock’s objective has been to build a sustainable, best-in-class business model through technical competency and multi-basin experience.

About Quantum Capital Group

Founded in 1998, Quantum is a leading provider of private capital to the global energy and energy transition industry, having managed together with its affiliates more than $30 billion in equity commitments since inception. For more information on Quantum, please visit www.quantumcap.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the words such as “may,” “assume,” “forecast,” “could,” “should,” “will,” “plan,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “budget” and similar expressions, although not all forward-looking statements contain such identifying words. These forward-looking statements include statements regarding the pending acquisition including our ability to satisfy the conditions to closing and the expected timing and benefits of the acquisition, our financing of the acquisition, our strategy, descriptions of future operations, prospects, plans and objectives of management, future cash flow and distributions and our ability to execute our strategy. These forward- looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events at the time such statement was made, and it is possible that the results described in this press release will not be achieved. Our assumptions and future performance are subject to a wide range of business risks, uncertainties and factors, including, without limitation, the following: our ability to consummate the proposed acquisition on the terms currently contemplated; our ability to obtain financing for the transaction on terms that are satisfactory to us; our ability to meet distribution expectations and projections; the volatility of oil, natural gas and NGL prices; our ability to safely and efficiently operate TXO’s assets; uncertainties about our estimated oil, natural gas and NGL reserves, including the impact of commodity price declines on the economic producibility of such reserves, and in projecting future rates of production; and the risks and other factors disclosed in TXO’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, TXO does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.